Exhibit 3.6

MVP REIT, INC.

ARTICLES OF AMENDMENT

MVP REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended as follows:

1. Article IV. The defined term “Tendered Shares” is hereby deleted in its entirety from Article IV of the Charter.

2. Article VI. Article VI of the Charter is hereby amended to add a new section to read as follows:

Section 6.6 Non-Compliant Tender Offers. No Stockholder may Transfer any shares of stock held by such Stockholder to a Person making a Non-Compliant Tender Offer unless such Stockholder shall have first offered such shares of stock to the Company at the tender offer price offered in such Non-Compliant Tender Offer.

3. Section 11.7. Section 11.7 of the Charter is hereby amended and restated in its entirety to read as follows:

Section 11.7 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender. Any Person who initiates a tender offer without complying with the provisions of Regulation 14D (such tender offer, a “Non-Compliant Tender Offer”) shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 11.7, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 11.7 shall be of no force or effect with respect to any Shares that are then Listed.

SECOND: The foregoing amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

THIRD: There has been no change in the authorized stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 5th day of September, 2012.

ATTEST:	MVP REIT, INC.

/s/ Michael V. Shustek	/s/ John W. Alderfer	(SEAL)
Name: Michael V. Shustek	Name: John W. Alderfer
Title: Secretary	Title: President